Exhibit 99

VF Announces Fourth Quarter and Full Year Results and Declares Dividend

Reports 2009 EPS of $5.16 Excluding Noncash Impairment Charge;

EPS of $4.13 Including Charge

  4Q EPS excluding impairment charge increases to $1.62; EPS including charge was $.60
  Gross margins reach record levels for quarter and full year
  2009 cash flow from operations reaches record $973 million
  2010 EPS expected to increase 9-11% to approximately $5.60-$5.70
  Investing $50 million in 2010 to accelerate growth in our fastest growing brands

Information regarding VF’s fourth quarter conference call webcast today at 8:30 a.m. ET can be found at the end of this release.

GREENSBORO, N.C.--(BUSINESS WIRE)--February 11, 2010--VF Corporation (NYSE: VFC), a global leader in branded lifestyle apparel, today announced results for the fourth quarter and full year 2009. All per share amounts are presented on a diluted basis.

Fourth quarter revenues rose to $1,915.4 million from $1,912.2 million in the fourth quarter of 2008. Net income in the current quarter was $66.9 million or $.60 per share, compared with $115.9 million or $1.05 per share in the 2008 quarter. Excluding a $114.4 million after-tax, noncash charge related to the impairment of goodwill and intangible assets as described below, fourth quarter net income increased to $181.3 million and earnings per share increased to $1.62. The current quarter also included a $.12 per share impact from higher pension expense and a $.01 per share benefit from foreign currency translation. In 2008, fourth quarter earnings included a $.30 per share charge related to cost reduction actions. Excluding the 2008 charge and adjusting 2009 earnings for the higher pension, foreign currency and impairment impacts, earnings per share in 2009 would have increased by 28%.

“Today’s results speak to the strength and resiliency of VF’s business model and diversified brand portfolio,” said Eric C. Wiseman, Chairman and Chief Executive Officer. “Our focus on prudent brand investment, disciplined cost control, and inventory management has enabled us to deliver exceptionally strong performance in an exceptionally difficult environment. We look forward to resuming growth this year, fueled by investments to accelerate growth in our fastest growing brands.”

For the full year 2009, revenues were $7,220.3 million, down 6% from $7,642.6 million in 2008. Foreign currency translation accounted for two percentage points of the decline. Net income was $461.3 million or $4.13 per share, compared with $602.7 million or $5.42 per share in 2008. Excluding the fourth quarter impairment charge, net income in 2009 declined to $575.7 million and earnings per share were $5.16. Higher pension expense and foreign currency impacted earnings per share in 2009 by $.48 and $.18, respectively. Excluding the $.30 per share charge in the fourth quarter of 2008 and adjusting 2009 earnings for the higher pension, foreign currency and impairment impacts noted above, earnings per share in 2009 would have increased by 2%.

Noncash Impairment Charge

As a result of our review of goodwill and intangible assets that we conduct during the fourth quarter of each year in connection with our strategic planning process and preparation of our annual financial statements, we recorded a $122.0 million pre-tax noncash impairment charge to reduce the carrying value of the goodwill and intangible assets related to our Nautica®, Reef® and lucy® brands, acquired in 2003, 2005 and 2007, respectively. On an after-tax basis, the charge totaled $114.4 million, which decreased fourth quarter earnings per share by $1.02 and full year earnings per share by $1.03. “While we continue to believe that each brand has opportunities for improved performance, we concluded that the fair value of our investments in these businesses has declined as we have not achieved the forecasted growth and cash flows originally projected at the dates of acquisition,” said Mr. Wiseman.

Fourth Quarter Business Review

Outdoor & Action Sports: Fourth quarter revenues in our Outdoor & Action Sports coalition grew 8%, with operating income and margins each reaching record levels for the period. Global revenues of The North Face® and Vans® brands grew 7% and 14%, respectively. Total coalition revenues in our Americas businesses rose 4%, while international revenues were up 9% in constant dollars, led by exceptionally strong growth in Asia. Total direct-to-consumer revenues for our Outdoor & Action Sports coalition rose 21% in the quarter.

Operating margins were 20% in the quarter. Prior year results included $8.2 million in expenses related to cost reduction actions.

Jeanswear: Jeanswear revenues declined 3% in the fourth quarter, a marked improvement from the 11% decline experienced through the first nine months of the year. A key highlight of the quarter was the 3% increase in revenues of our Mass Market business in the U.S. Total domestic revenues were down slightly from those in the prior year’s quarter. International revenues were down 11% in constant dollars, with 15% growth in our Asia business offset by continued difficult jeanswear market conditions across Europe.

Fourth quarter operating margins rose to 16% reflecting strong gross margin expansion both domestically and internationally. Prior year results included $22.6 million in expenses to reduce costs.

Sportswear: Revenues of our Sportswear coalition, which includes our Nautica® brand and the Kipling® brand in North America, declined 18% in the quarter, in line with our expectations, based on a shift in Nautica® brand wholesale shipments to the third from the fourth quarter.

Operating margins exceeded 12% in the quarter, a significant improvement over those in the prior year period. Operating income in the 2008 quarter included $3.2 million in cost reduction expenses.

Contemporary Brands: Revenues of our Contemporary Brands coalition, which consists of the 7 For All Mankind®, lucy®, John Varvatos®, Splendid® and Ella Moss® brands increased 18%, with the acquisition of the Splendid® and Ella Moss® brands contributing $20 million to revenues in the quarter. Our 7 For All Mankind® brand resumed growth in the quarter, with an increase in global revenues of 5%.

Operating income rose 12% in the quarter, with operating margins improving from those reported in the first nine months of 2009. Operating margins of our 7 For All Mankind®, Splendid® and Ella Moss® brands were at strong, mid-teen levels in the quarter.

Imagewear: As anticipated, the rate of revenue decline in our Imagewear business slowed in the fourth quarter, led by a resumption of growth in our Licensed Sports business, where revenues grew 7%. Total coalition revenues fell 8% in the quarter, reflecting continued high levels of unemployment in key sectors that have impacted our industrial and protective apparel businesses.

Profitability improved with an increase in operating margins to 11.7% in the quarter. Operating income in the 2008 quarter included $2.0 million in cost reduction expenses.

International and Direct-to-Consumer

Continued growth in our international and direct-to-consumer businesses remain key long-term drivers of both organic growth and margin expansion. During the quarter, international revenues increased slightly on a constant currency basis, with growth in our Outdoor & Action Sports and Contemporary Brands businesses largely offset by the impact of weak market conditions that continued to affect our European jeanswear business. Our Asian business continued to grow strongly, with revenues up 40% in the quarter. For the full year in 2009, international revenues declined 1% on a constant currency basis as a result of very challenging jeanswear market conditions across Europe, while Asia revenues rose 28%. International revenues as a percent of VF’s total revenues were 30% in 2009 and 2008. On a constant currency basis, international revenues would have risen to 31% of total revenues in 2009.

Our direct-to-consumer business increased 7% in the quarter, driven by strong increases in our Vans®, The North Face®, 7 For All Mankind® and Napapijri® brands. We opened a total of 31 stores across our brands in the quarter – and 90 stores during the year – bringing the number of owned retail stores to 757 at year-end. Our direct-to-consumer revenues as a percent of total revenues increased by one and a half percentage points to over 17% in 2009. This business has consistently delivered strong returns on investment, which in 2009 remained over 20%.

Gross Margins Reach Record Levels for Fourth Quarter and Full Year

VF’s gross margins expanded by 380 basis points to a record 46.3% in the quarter; for the full year 2009, gross margins reached a record 44.3% compared with 43.9% in 2008. The fourth quarter increase was fueled by gross margin expansion in each of our coalitions, driven in part by growth in our direct-to-consumer business. Significant reductions in inventories across our coalitions in 2009 also contributed to the improvements in both the quarter and full year. Operating margins excluding the impairment charge rebounded to 13.6% in the fourth quarter and were 11.9% for the full year. Higher pension expense reduced operating margins by 110 basis points for both the quarter and the year. Operating results for the fourth quarter and full year in 2008 included expenses related to cost reduction initiatives that reduced operating income by $41 million.

Strong Balance Sheet and Record Cash Flow

Our balance sheet strengthened further in 2009. We ended the year with cash and equivalents of $732 million, nearly double the 2008 levels. We exceeded our inventory reduction plans, with inventories down 17% or $193 million from 2008 year-end levels. Cash flow from operations exceeded our prior target of $800 million, reaching a record $973 million. During the year we contributed $200 million to our pension plan, spent $108 million to repurchase 1.5 million shares and increased our dividend payments to $262 million.

2010 Outlook

“We expect to deliver higher revenues and earnings per share in 2010,” said Mr. Wiseman. “We’re looking forward to continued momentum in our strongest businesses, but our overall outlook is tempered by ongoing concerns over weak global market conditions.” He continued, “Our confidence in the global growth potential of our brands has led to a planned increase of approximately $50 million in investment spending. Our approach to investing is disciplined and concentrated on our fastest growing and most profitable opportunities. In addition to continuing to fuel the growth of our Outdoor & Action Sports businesses, which have delivered consistently superior performance, we will invest in our Contemporary Brands business and in high-growth, high-profit international markets such as Asia.”

2010 revenues are expected to increase by 2 to 3%. Excluding the 2009 impairment charges, earnings per share are expected to increase by 9 to 11% to approximately $5.60 to $5.70. On a GAAP basis, earnings per share are expected to increase approximately 35% from the $4.13 reported in 2009. Lower pension expense in 2010 compared with 2009 should benefit earnings per share by $.20. Based on recent foreign currency exchange rates, foreign currency translation is planned to be neutral to both revenues and earnings this year.

Key points related to our 2010 outlook include the following:

  Continued momentum in our Outdoor & Action Sports businesses and strong growth in our Contemporary Brands coalition. Outdoor & Action Sports revenues should grow at a high single digit rate in 2010, driven by strong growth in our The North Face® and Vans® brands; Contemporary Brands revenues are expected to increase by 10 to 15%, with solid growth in our 7 For All Mankind®, Splendid® and Ella Moss® brands. Jeanswear, Sportswear and Imagewear coalition revenues should remain relatively stable in 2010, while operating margins should improve for each.
  Gross margin expansion of more than 100 basis points, driven by the continued change in our mix toward higher growth lifestyle brands and a growing direct-to-consumer business.
  Investments totaling $50 million to support future growth, driven primarily by a substantial increase in marketing spending behind those businesses with the strongest opportunities for growth, including The North Face®, Vans®and 7 For All Mankind® brands, and our business in Asia. Investments are also planned to further strengthen our innovation and sustainability platforms.
  Higher operating margins, despite heavy brand investments, driven by significantly higher gross margins.
  Continued growth internationally. International revenues are expected to grow in line with total revenues, with strong results in Asia where revenue growth should exceed 20% in 2010. Over the coming years, we expect our international revenues to approach 40% of total revenues.
  Additional expansion in our highly profitable direct-to-consumer business, where revenues are expected to rise by over 10% in 2010. Growth will be driven by 80 to 90 new store openings and low-single digit comp store growth. This expansion should drive direct-to-consumer revenues up to 19% of total revenues in 2010. Within the next several years, our direct-to-consumer revenues are expected to exceed 20% of total revenues.

  Strong cash flow from operations, which should approximate $800 million in 2010 and support share repurchases totaling at least 3.0 million shares, continuing the repurchases of the past two quarters and above the level of the past several years.
  Industry-leading dividend payout, which is expected to exceed 40% of earnings this year.

Concluded Mr. Wiseman, “2010 will be a pivotal year for VF Corporation, as we resume healthy top and bottom line growth, expand margins and invest in our future. Our strong cash flow will enable us to repurchase additional shares this year, continue our industry-leading dividend payout and repay $200 million in long-term debt – all without compromising our ability to add more financially and strategically attractive brands to our portfolio.”

Share Repurchase

The Board of Directors has approved an authorization for the Company to repurchase 10 million shares, as the prior authorization initiated in 2006 is nearly completed.

Dividend Declared

The Board of Directors also declared a quarterly cash dividend of $.60 per share, payable on March 19, 2010 to shareholders of record as of the close of business on March 9, 2010.

Non-GAAP Financial Measures

This press release contains constant currency financial information, which is a measure of financial performance that is not prepared in accordance with generally accepted accounting principles ("GAAP"). This press release also contains earnings information that excludes the effect of the fourth quarter impairment charge for goodwill and intangible assets, as well as other unusual items. An explanation of management's use of this non-GAAP financial information is described in the supplemental financial information beginning on page 11.

Statement on Forward Looking Statements

Certain statements included in this release are "forward-looking statements" within the meaning of the federal securities laws. Forward-looking statements are made based on our expectations and beliefs concerning future events impacting VF and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Potential risks and uncertainties that could cause the actual results of operations or financial condition of VF to differ materially from those expressed or implied by forward-looking statements in this release include the overall level of consumer spending on apparel; disruption and volatility in the global capital and credit markets; general economic conditions and other factors affecting consumer confidence; VF's reliance on a small number of large customers; the financial strength of VF's customers; changing fashion trends and consumer demand; increasing pressure on margins; VF's ability to implement its growth strategy; VF's ability to grow its international and direct-to-consumer businesses; VF's ability to successfully integrate and grow acquisitions; VF's ability to maintain the strength and security of its information technology systems; stability of VF's manufacturing facilities and foreign suppliers; continued use by VF's suppliers of ethical business practices; VF's ability to accurately forecast demand for products; continuity of members of VF's management; VF's ability to protect trademarks and other intellectual property rights; maintenance by VF's licensees and distributors of the value of VF's brands; fluctuations in the price, availability and quality of raw materials and contracted products; foreign currency fluctuations; and legal, regulatory, political and economic risks in international markets. More information on potential factors that could affect VF's financial results is included from time to time in VF's public reports filed with the Securities and Exchange Commission, including VF's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

About VF

VF Corporation is a global leader in branded lifestyle apparel with more than 30 brands, including Wrangler®, The North Face®, Lee®, Vans®, Nautica®, 7 For All Mankind®, Eagle Creek®, Eastpak®, Ella Moss®, JanSport®, lucy®, John Varvatos®, Kipling®, Majestic®, Napapijri®, Red Kap®, Reef®, Riders® and Splendid®.

VF Corporation's press releases, annual report and other information can be accessed through the Company's home page, www.vfc.com.

Webcast Information

VF will hold its fourth quarter conference call and webcast today at 8:30 a.m. ET. Interested parties should call 1-888-601-3864 domestic, or 1-913-312-1446 international, to access the call. You may also access this call via the Internet at www.vfc.com. A replay will be available through February 18 and can be accessed by dialing 1-888-203-1112 domestic, and 1-719-457-0820 international. The pass code is 1948490. A replay also can be accessed at the Company’s web site at www.vfc.com.

VF CORPORATION Consolidated Statements of Income (In thousands, except per share amounts)

	Three Months Ended December		Year Ended December
	2009	2008	2009	2008

Net Sales	$1,893,455	$1,892,118	$7,143,074	$7,561,621
Royalty Income	21,914	20,032	77,212	80,979

Total Revenues	1,915,369	1,912,150	7,220,286	7,642,600

Costs and Operating Expenses
Cost of goods sold	1,028,946	1,099,210	4,025,122	4,283,680
Marketing, administrative and general expenses	626,730	633,137	2,336,394	2,419,925
Impairment of goodwill and intangible assets	121,953	-	121,953	-
	1,777,629	1,732,347	6,483,469	6,703,605

Operating Income	137,740	179,803	736,817	938,995

Other Income (Expense)
Interest income	480	1,419	2,230	6,115
Interest expense	(20,743)	(24,534)	(85,902)	(94,050)
Miscellaneous, net	(1,620)	(4,107)	1,528	(2,969)
	(21,883)	(27,222)	(82,144)	(90,904)

Income Before Income Taxes	115,857	152,581	654,673	848,091

Income Taxes	50,872	36,749	196,215	245,244

Net Income	64,985	115,832	458,458	602,847

Net (Income) Loss Attributable to Noncontrolling Interests in Subsidiaries	1,900	31	2,813	(99)

Net Income Attributable to VF Corporation	$66,885	$115,863	$461,271	$602,748

Earnings Per Share Attributable to VF Corporation Common Stockholders
Basic	$0.61	$1.06	$4.18	$5.52
Diluted	0.60	1.05	4.13	5.42

Weighted Average Shares Outstanding
Basic	110,434	109,717	110,389	109,234
Diluted	111,845	110,871	111,605	111,255

Cash Dividends Per Common Share	$0.60	$0.59	$2.37	$2.33

Basis of presentation: VF operates and reports using a 52/53 week fiscal year ending on the Saturday closest to December 31 of each year. For presentation purposes herein, all references to periods ended December 2009 and December 2008 relate to the 13 week and 52 week fiscal periods ended January 2, 2010 and 14 week and 53 week fiscal periods ended January 3, 2009, respectively.

VF CORPORATION Consolidated Balance Sheets (In thousands)

	December
	2009	2008

ASSETS
Current Assets
Cash and equivalents	$731,549	$381,844
Accounts receivable, net	776,140	851,282
Inventories	958,639	1,151,895
Deferred income taxes	69,952	96,339
Other current assets	98,069	171,650
Total current assets	2,634,349	2,653,010

Property, Plant and Equipment	1,601,608	1,557,634
Less accumulated depreciation	987,430	914,907
	614,178	642,727

Intangible Assets	1,535,121	1,366,222
Goodwill	1,367,680	1,313,798
Other Assets	336,573	458,111

	$6,487,901	$6,433,868

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Short-term borrowings	$45,453	$53,580
Current portion of long-term debt	203,179	3,322
Accounts payable	373,186	435,381
Accrued liabilities	470,765	519,899
Total current liabilities	1,092,583	1,012,182

Long-term Debt	938,494	1,141,546
Other Liabilities	627,041	722,895

Commitments and Contingencies

Stockholders' Equity
Common Stock	110,285	109,848
Additional paid-in capital	1,864,499	1,749,464
Accumulated other comprehensive income (loss)	(193,244)	(276,294)
Retained earnings	2,050,109	1,972,874
Noncontrolling interests in subsidiaries	(1,866)	1,353

Total stockholders' equity	3,829,783	3,557,245

	$6,487,901	$6,433,868

VF CORPORATION Consolidated Statements of Cash Flows (In thousands)

	Year Ended December
	2009	2008

Operating Activities
Net income	$458,458	$602,847
Adjustments to reconcile net income to cash provided by operating activities of continuing operations:
Impairment of goodwill and intangible assets	121,953	-
Depreciation	113,207	105,059
Amortization of intangible assets	40,500	39,427
Other amortization	16,745	21,685
Stock-based compensation	36,038	31,592
Provision for doubtful accounts	24,836	22,062
Pension funding in excess of expense	(111,739)	(4,787)
Deferred income taxes	54,674	23,654
Other, net	(6,923)	(11,477)
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	75,449	52,679
Inventories	209,439	(38,275)
Other current assets	77,173	(66,866)
Accounts payable	(69,560)	(67,214)
Accrued compensation	(11,714)	471
Accrued income taxes	14,763	24,118
Accrued liabilities	(25,182)	(22,438)
Other assets and liabilities	(44,632)	(33,065)
Cash provided by operating activities of continuing operations	973,485	679,472

Discontinued operations	-	(1,071)

Cash provided by operating activities	973,485	678,401

Investing Activities
Capital expenditures	(85,859)	(124,207)
Business acquisitions, net of cash acquired	(212,339)	(93,377)
Software purchases	(9,735)	(10,601)
Other, net	(8,943)	12,399
Cash used by investing activities	(316,876)	(215,786)

Financing Activities
Decrease in short-term borrowing	(11,019)	(67,736)
Payments on long-term debt	(3,242)	(3,632)
Purchase of Common Stock	(111,974)	(149,729)
Cash dividends paid	(261,682)	(255,235)
Proceeds from issuance of Common Stock	62,590	64,972
Tax benefits of stock option exercises	6,464	22,504
Other, net	(480)	(905)
Cash used by financing activities	(319,343)	(389,761)

Effect of Foreign Currency Rate Changes on Cash	12,439	(12,873)

Net Change in Cash and Equivalents	349,705	59,981

Cash and Equivalents - Beginning of Year	381,844	321,863

Cash and Equivalents - End of Year	$731,549	$381,844

VF CORPORATION Supplemental Financial Information Business Segment Information (In thousands)

	Three Months Ended December		Year Ended December
	2009	2008 *	2009	2008 *

Coalition Revenues
Outdoor & Action Sports	$730,883	$675,745	$2,751,978	$2,742,096
Jeanswear	644,854	663,240	2,522,459	2,764,875
Imagewear	222,269	242,688	865,472	991,072
Sportswear	141,382	172,465	498,317	570,721
Contemporary Brands	143,279	121,161	471,890	451,152
Other	32,702	36,851	110,170	122,684

Total coalition revenues	$1,915,369	$1,912,150	$7,220,286	$7,642,600

Coalition Profit
Outdoor & Action Sports	$147,018	$101,420	$508,289	$454,182
Jeanswear	103,487	55,382	370,186	378,881
Imagewear	26,013	27,097	87,489	131,626
Sportswear	16,990	9,483	51,993	41,561
Contemporary Brands	13,238	11,806	37,184	51,817
Other	911	594	1,194	(2,414)

Total coalition profit	307,657	205,782	1,056,335	1,055,653

Impairment of Goodwill and Intangible Assets **	(121,953)	-	(121,953)	-
Corporate and Other Expenses	(49,584)	(30,086)	(196,037)	(119,627)
Interest, net	(20,263)	(23,115)	(83,672)	(87,935)

Income Before Income Taxes	$115,857	$152,581	$654,673	$848,091

*	Restructuring costs totaling $41.0 million in the fourth quarter of 2008 reduced coalition profit as follows: Jeanswear – $22.6 million; Outdoor & Action Sports – $8.2 million; Imagewear – $2.0 million; Sportswear – $3.2 million; Contemporary Brands – $0.5 million and Corporate and Other – $4.5 million.

**	Goodwill and trademark impairment charges totaling $122.0 million in the fourth quarter of 2009 related to: Outdoor & Action Sports – $36.7 million; Sportswear – $58.5 million, and Contemporary Brands – $26.8 million.

VF CORPORATION
Supplemental Financial Information
Business Segment Information – Constant Currency Basis
(In thousands)

	Three Months Ended December 2009
		Exclude
		Impact of Foreign
	As Reported	Currency Exchange	Constant Currency

Coalition Revenues
Outdoor & Action Sports	$730,883	$16,769	$714,114
Jeanswear	644,854	7,679	637,175
Imagewear	222,269	(162)	222,431
Sportswear	141,382	-	141,382
Contemporary Brands	143,279	2,832	140,447
Other	32,702	-	32,702

Total coalition revenues	$1,915,369	$27,118	$1,888,251

Coalition Profit
Outdoor & Action Sports	$147,018	$2,007	$145,011
Jeanswear	103,487	(1,139)	104,626
Imagewear	26,013	(116)	26,129
Sportswear	16,990	-	16,990
Contemporary Brands	13,238	680	12,558
Other	911	-	911

Total coalition profit	307,657	1,432	306,225

Impairment of Goodwill and Intangible Assets	(121,953)	-	(121,953)
Corporate and Other Expenses	(49,584)	-	(49,584)
Interest, net	(20,263)	-	(20,263)

Income Before Income Taxes	$115,857	$1,432	$114,425

Constant Currency Financial Information
VF is a global company that reports financial information in U.S. dollars in accordance with generally accepted accounting principles. Foreign currency exchange rate fluctuations affect the amounts reported by VF from translating its foreign revenues and expenses into U.S. dollars. These rate fluctuations can have a significant effect on reported operating results. As a supplement to our reported operating results, we present constant currency financial information, which is a non-GAAP financial measure. We use constant currency information to provide a framework to assess how our businesses performed excluding the effects of changes in foreign currency translation rates. Management believes this information is useful to investors to facilitate comparisons of operating results and better identify trends in our businesses.

To calculate coalition revenues and profits on a constant currency basis, operating results for the current year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average exchange rates in effect during the comparable period of the prior year (rather than the actual exchange rates in effect during the current year period).

These constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, our operating performance measures calculated in accordance with GAAP. The constant currency information presented may not be comparable to similarly titled measures reported by other companies.

VF CORPORATION
Supplemental Financial Information
Business Segment Information – Constant Currency Basis
(In thousands)

	Year Ended December 2009
		Exclude
		Impact of Foreign
	As Reported	Currency Exchange	Constant Currency

Coalition Revenues
Outdoor & Action Sports	$2,751,978	$(75,966)	$2,827,944
Jeanswear	2,522,459	(76,952)	2,599,411
Imagewear	865,472	(147)	865,619
Sportswear	498,317	-	498,317
Contemporary Brands	471,890	(2,783)	474,673
Other	110,170	-	110,170

Total coalition revenues	$7,220,286	$(155,848)	$7,376,134

Coalition Profit
Outdoor & Action Sports	$508,289	$(15,647)	$523,936
Jeanswear	370,186	(7,616)	377,802
Imagewear	87,489	247	87,242
Sportswear	51,993	-	51,993
Contemporary Brands	37,184	(1,776)	38,960
Other	1,194	-	1,194

Total coalition profit	1,056,335	(24,792)	1,081,127

Impairment of Goodwill and Intangible Assets	(121,953)	-	(121,953)
Corporate and Other Expenses	(196,037)	-	(196,037)
Interest, net	(83,672)	-	(83,672)

Income Before Income Taxes	$654,673	$(24,792)	$679,465

VF CORPORATION Supplemental Financial Information Consolidated Statements of Income – Excluding Impairment Charge (In thousands, except per share amounts)

	Three Months Ended December 2009
		Exclude
		Impairment
	As Reported	Charge	As Adjusted

Net Sales	$1,893,455	$-	$1,893,455
Royalty Income	21,914	-	21,914

Total Revenues	1,915,369	-	1,915,369

Costs and Operating Expenses
Cost of goods sold	1,028,946	-	1,028,946
Marketing, administrative and general expenses	626,730	-	626,730
Impairment of goodwill and intangible assets	121,953	121,953	-
	1,777,629	121,953	1,655,676

Operating Income	137,740	(121,953)	259,693

Other Income (Expense)
Interest income	480	-	480
Interest expense	(20,743)	-	(20,743)
Miscellaneous, net	(1,620)	-	(1,620)
	(21,883)	-	(21,883)

Income Before Income Taxes	115,857	(121,953)	237,810

Income Taxes	50,872	(7,517)	58,389

Net Income	64,985	(114,436)	179,421

Net (Income) Loss Attributable to Noncontrolling Interests in Subsidiaries	1,900	-	1,900

Net Income Attributable to VF Corporation	$66,885	$(114,436)	$181,321

Earnings Per Share Attributable to VF Corporation Common Stockholders
Basic	$0.61	$(1.04)	$1.64
Diluted	0.60	(1.02)	1.62

Operating Performance, Excluding Impairment Charge
As a supplement to our reported operating results, we present our operating results excluding the impairment charge for goodwill and intangible assets, which is a non-GAAP financial measure. Management believes this information is useful to investors to facilitate comparisons of operating results. This non-GAAP performance measure should be viewed in addition to, and not in lieu of or superior to, our operating results calculated in accordance with GAAP. This supplemental information presented may not be comparable to similarly titled measures reported by other companies.

VF CORPORATION Supplemental Financial Information Consolidated Statements of Income – Excluding Impairment Charge (In thousands, except per share amounts)

	Year Ended December 2009
		Exclude
		Impairment
	As Reported	Charge	As Adjusted

Net Sales	$7,143,074	$-	$7,143,074
Royalty Income	77,212	-	77,212

Total Revenues	7,220,286	-	7,220,286

Costs and Operating Expenses
Cost of goods sold	4,025,122	-	4,025,122
Marketing, administrative and general expenses	2,336,394	-	2,336,394
Impairment of goodwill and intangible assets	121,953	121,953	-
	6,483,469	121,953	6,361,516

Operating Income	736,817	(121,953)	858,770

Other Income (Expense)
Interest income	2,230	-	2,230
Interest expense	(85,902)	-	(85,902)
Miscellaneous, net	1,528	-	1,528
	(82,144)	-	(82,144)

Income Before Income Taxes	654,673	(121,953)	776,626

Income Taxes	196,215	(7,517)	203,732

Net Income	458,458	(114,436)	572,894

Net (Income) Loss Attributable to Noncontrolling Interests in Subsidiaries	2,813	-	2,813

Net Income Attributable to VF Corporation	$461,271	$(114,436)	$575,707

Earnings Per Share Attributable to VF Corporation Common Stockholders
Basic	$4.18	$(1.04)	$5.22
Diluted	4.13	(1.03)	5.16

VF CORPORATION Supplemental Financial Information Impact of Unusual Items on Diluted Earnings per Share

	Three Months Ended December
	2009	2008

Diluted earnings per share, as reported	$0.60	$1.05

Impact of restructuring charge	-	0.30

Impact of goodwill and intangible asset impairment charges	1.02	-

Impact of foreign currency translation	(0.01)	-

Impact of incremental pension expense	0.12	-

Diluted earnings per share, as adjusted	$1.73	$1.35

	Year Ended December
	2009	2008

Diluted earnings per share, as reported	$4.13	$5.42

Impact of restructuring charge	-	0.30

Impact of goodwill and intangible asset impairment charges	1.03	-

Impact of foreign currency translation	0.18	-

Impact of incremental pension expense	0.48	-

Diluted earnings per share, as adjusted	$5.82	$5.72

Adjusted Financial Information
As a supplement to our reported operating results, we present our earnings per share excluding the effects of certain unusual items, as follows:
*	2008 - impact of restructuring charges totaling $41.0 million (pretax) for both the fourth quarter and year
*	2009 - impact of goodwill and intangible asset impairment charges of $122.0 million (pretax) for both the fourth quarter and year; impact of foreign currency translation of $(1.4) million (pretax benefit) for the fourth quarter and $24.8 million (pretax) for the year; and incremental pension cost (over the 2008 level) of $21.9 million (pretax) for the fourth quarter and $87.2 million (pretax) for the year

Management believes this information is useful to investors to facilitate comparisons of operating results. This non-GAAP performance measure should be viewed in addition to, and not in lieu of or superior to, our earnings per share calculated in accordance with GAAP. This supplemental information presented may not be comparable to similarly titled measures reported by other companies.

CONTACT:
VF Services
Cindy Knoebel, CFA
VP, Financial & Corporate Communications
212-841-7141 / 336-424-6189
cindy_knoebel@vfc.com